UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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DITECH NETWORKS, INC.
(Name of Registrant as Specified in Its Charter)

LAMASSU HOLDINGS L.L.C. TIMOTHY LEEHEALEY SAMUEL HEALEY FRANK J. SANSONE
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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 Lamassu Holdings L.L.C. (“Lamassu”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of two nominees as directors at the 2009 annual meeting of stockholders of Ditech Networks, Inc. (the “Annual Meeting”).  Lamassu has not yet filed a proxy statement with the SEC with regard to the Annual Meeting.

Item 1:  On May 21, 2009, Lamassu issued the following press release:

FOR IMMEDIATE RELEASE

LAMASSU HOLDINGS L.L.C. DISCLOSES NOMINATION OF TWO HIGHLY
QUALIFIED DIRECTOR CANDIDATES FOR ELECTION TO THE DITECH
NETWORKS BOARD OF DIRECTORS AT THE 2009 ANNUAL MEETING

Newport Beach, CA, May 21, 2009 - Lamassu Holdings L.L.C. (“Lamassu”) announced today that it has nominated two highly qualified director nominees for election to the Board of Directors (the “Board”) of Ditech Networks, Inc. (the “Company” or “DITC”) (Nasdaq: DITC) to replace two directors whose terms are up for election at the Company’s 2009 Annual Meeting of Stockholders (the “Annual Meeting”).  Lamassu, which beneficially owns an aggregate of 2,399,845 shares, or approximately 9.1% of the outstanding shares of common stock of the Company, delivered written notice today of its nominations to the Corporate Secretary of the Company in accordance with the Company’s bylaws.

Tim Leehealey, managing member of Lamassu and one of Lamassu’s director nominees, stated “After repeated attempts to engage in a constructive dialogue were ignored by the incumbent Board and AccessData’s interest in purchasing the Company at a significant premium was rejected without any discussions with the potential bidder, we have come to the conclusion that new leadership on the Board is needed to maximize stockholder value, which we believe has suffered significant deterioration at the hands of the current Board.”

Mr. Leehealey continued, “We believe the current regime has a strong track record of failure in allocating the Company’s capital. Whether embarking on organic product development or growth through acquisition, this Board has failed to diversify outside of its core echo cancellation product line.  We believe all significant efforts to diversify, including its Titanium systems, the Packet Voice Processor platform and acquisition of Jasomi Networks, Inc., have cost the company well over $100 million in capital and, quite possibly, closer to $200 million, even as the Company generated significant cash from its core echo business.  Now the Company is faced with reinventing its business and it appears the current Board, which has failed miserably in its prior attempts to do so, believes that stockholders want a course of action that includes internally pursing another high-risk product strategy as well as pursuing acquisition opportunities.”

Mr. Leehealy concluded, “We are fearful that stockholder equity will continue to erode at the Company unless substantial changes are made.  To this end we are nominating two highly qualified directors who are committed to enhancing shareholder value through a review of the Company’s business and strategic direction.  If elected, our nominees intend to work constructively with the remaining Board members, as well as with the Company’s management team, to determine the best course of action for stockholders.  Our nominees intend to conduct a strategic review of all options for the Company, including a possible sale or liquidation, that will improve stockholder value without taking undo risk that could jeopardize the remaining value inherent in the Company’s balance sheet, something we believe this Board has failed to accomplish.”

Stockholders can refer to Lamassu’s previous SEC filings for additional information.

The Company currently has a total of seven directors.  Lamassu is seeking to replace two incumbent directors whose terms of office expire at the Annual Meeting.

Lamassu’s two independent director nominees will bring substantial business leadership and corporate governance expertise to the Company’s Board.  The nominees are:

•
Tim Leehealey. Mr. Leehealey is the co-founder and managing member of Lamassu Holidings L.L.C., a holding company specializing in taking an active roles in small technology and alternative energy investments. In addition to his position with Lamassu, Mr. Leehealey is CEO of AccessData, a Lamassu company and provider of investigative software focused in the areas of forensics, eDiscovery, and incident response. Mr. Leehealey joined AccessData in August of 2007 and under his leadership has more than doubled the size of the company and established it as one of the leading providers in its market. Prior to joining AccessData, Mr. Leehealey was with Guidance Software for four years, as the Vice President of Corporate Development, and played a key role in taking that company public in 2006. In addition to his work at Guidance Software and AccessData, Mr Leehealey spent approximately 10 years working as an equity analyst covering security and networking companies. Mr. Leehealey holds a degree in computer science and economics from Stanford University.

•
Frank J. Sansone. Mr. Sansone has over 15 years of financial management and technology experience with a focus on managing all the financial elements of small fast growing public and private technology companies. Most recently Mr. Sansone served as CFO for LiveOffice a rapidly growing SAAS email archiving software & services company with annual revenues of approximately $25 million with 96% annual bookings growth and 100+ employees. Prior to his involvement with LiveOffice Mr. Sansone served as the CFO of Guidance Software were he not only was instrumental in helping to deliver over 5 years of 40%+ growth but he also oversaw all the key financial aspects associated with taking the company public. Before joining Guidance Software Mr. Sansone, accumulated approximately 10 years of financial experience including working for five years as a Audit Manager at PricewaterhouseCoopers. Mr. Sansone is a CPA in good standing with both the California Society of Certified Public Accountants as well as the American Institute of Certified Public Accountants.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Lamassu Holdings L.L.C. (“Lamassu”), together with the other participants named below, intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of its slate of nominees at the 2009 Annual Meeting of Stockholders of Ditech Networks, Inc., a Delaware Corporation (the “Company”).

LAMASSU STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PRELIMINARY PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE PRELIMINARY PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

The participants in the proxy solicitation are Lamassu Holdings L.L.C. (“Lamassu”), Tim Leehealey, Sam Healey and Frank J. Sansone.  As of the date of this filing, (i) Lamassu beneficially owned 2,399,845 shares of common stock of the Company (the “Shares”), constituting approximately 9.1% of the Shares outstanding.

Tim Leehealey and Sam Healey act as the managing members of Lamassu and, as a result, Tim Leehealey and Sam Healey may be deemed to control such entity. Accordingly, Tim Leehealey and Sam Healey may be deemed to have a beneficial interest in the Shares beneficially owned Lamassu.

As of the date of this filing, Mr. Sansone does not beneficially own any Shares.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the participants in this proxy solicitation is deemed to beneficially own the Shares beneficially owned in the aggregate by the other participants.  Each of the participants in this proxy solicitation disclaims beneficial ownership of such Shares except to the extent of his or its pecuniary interest therein.

B. Riley & Co., LLC
Wes Cummins, 310-966-1444